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                                                                   Exhibit 10(y)

                              CONSULTING AGREEMENT
                          Agreement No. NISL-02-240-CA

This Consulting Agreement (this "Agreement") is entered into and effective as of the 16th day of May, 2002 (the "Effective Date") by and between Newmont International Services Limited, a Delaware corporation, with offices at 1700 Lincoln Street - Suite 2800, Denver, Colorado 80203 ("Newmont"), and Ronald C. Cambre, an individual with a residential address of 53 Natchez St., P.O. Box 4701, Santa Rosa Beach, Florida 32459 ("Contractor").

In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. TERM

This Agreement shall be effective from May 16, 2002 to December 31, 2002 (the "Term"), unless terminated earlier under Section 8, below. The Term may only be extended by a written agreement between the parties.

2. STATEMENT OF SERVICES

A. During the Term, Contractor shall provide the following services to Newmont and, upon Newmont's request, to certain of Newmont's affiliates: provide general mining industry advice and guidance and act as liaison with and hold positions on the boards of various mining industry associations ("Associations"), including but not limited to maintaining his position as Chairperson of the National Mining Association (the "Services").

B. In performance of the Services, Contractor shall exercise that degree of care, skill, and judgment that is standard in the United States industry for professional Contractors engaged in the performance of services of this nature.

C. Contractor shall comply with all applicable laws, regulations, decrees, codes, ordinances, resolutions, and other acts of any applicable governmental authority, including without limitation federal, state, county, and local labor laws (such as the Fair Labor Standards Act of 1938, as amended), tax laws, laws addressing the preservation of health, safety, and the environment, the U.S. Foreign Corrupt Practices Act (which prohibits the direct or indirect delivery of anything of value to government officials to secure an improper advantage), and other laws that are applicable to this Agreement or Contractor's performance of the Services. Contractor shall, at all times, have applicable visas, work permits, and other documentation necessary for performance of the Services, and shall comply with all immigration requirements applicable to Contractor.

D. This Agreement does not preclude Contractor from undertaking work of this general nature for others.

3. COMPENSATION FOR SERVICES

A. Newmont shall pay Contractor U.S.$100,000 for the initial Term, payable in arrears in eight equal monthly installments of U.S.$12,500, with the first payment due and payable on May 31, 2002.

B. Newmont also shall reimburse Contractor for the actual amount of reasonable and necessary expenses incurred in the performance of the Services. Contractor shall submit an invoice of expenses for payment on a monthly basis. Such invoice shall contain a reasonable itemization of the expenses incurred. Copies of receipts, statements, and any other documents that verify the accuracy of such

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invoice shall also be included. Newmont shall pay the invoice within 30 days from the date the invoice is received by Newmont, excepting any disputed amounts which may be withheld pending resolution of the dispute.

4. OWNERSHIP AND SUBMISSION OF INFORMATION AND RECORDS

A. All records, reports, data, and other information, and all copies thereof and notes related thereto, prepared, generated, researched, developed, compiled, or obtained from any source whatsoever by or through Contractor in connection with performance of the Services (the "Data") shall be promptly disclosed to Newmont, and without further consideration shall become, to the extent legally possible, the property of Newmont. Upon Newmont's request, Contractor shall promptly execute and deliver to Newmont any document necessary to transfer legal title in such property to Newmont.

B. Within 15 days after expiration or termination of this Agreement, Contractor shall submit all Data to Newmont without retaining any copies thereof, unless written approval to retain copies has been given by Newmont to Contractor.

5. NONDISCLOSURE/NON-USE

Contractor shall not disclose to third parties or use for purposes other than performing the Services, any Data or any other information that relates to the technical, legal, or business affairs or activities of Newmont or its affiliates which was obtained by or on behalf of Contractor in connection with the performance of the Services (collectively, "Confidential Information"), without the prior written consent of Newmont, unless said information:

     (a) is, or shall have been, in the possession of Contractor and not subject to a confidentiality obligation prior to Contractor's acquisition thereof in connection with the performance of the Services;

     (b) through no act or omission of Contractor, becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect confidentiality obligation to Newmont or its affiliates; or

     (c) is acquired by Contractor from any third party rightfully in possession of the same and having no direct or indirect confidentiality obligation to Newmont or its affiliates with respect to the same.

Contractor acknowledges that the Confidential Information is an important asset of Newmont and/or its affiliates and that there is not an adequate remedy at law for a breach by Contractor of this Section and Newmont and/or its affiliates will suffer irreparable harm as a result of such a breach. Therefore, Contractor agrees that Newmont and/or its affiliates shall be entitled to equitable relief, including temporary and permanent injunctive relief without the obligation of posting a bond (cash or otherwise), in the event of actual or threatened unauthorized disclosure or use of Confidential Information in breach of this Section.

This Section shall survive the expiration or termination of this Agreement.

6. STATUS OF CONTRACTOR

Contractor shall perform the Services as an independent contractor in accordance with Contractor's own methods, the terms of this Agreement, and applicable laws and regulations. It is a condition of this Agreement that Contractor will not have any employee, agent, worker, subcontractor, or representative during the Term. Contractor shall not be deemed, for any purpose, to be an employee, agent, servant, worker, or representative of Newmont and shall not have authority to enter into agreements on behalf of Newmont. Except as specifically set forth herein, this Agreement and the Services performed hereunder shall not make Contractor eligible for any retirement plan, insurance program, or any other employee or social benefits provided to employees of Newmont. CONTRACTOR IS NOT ENTITLED TO ANY BENEFITS ON ACCOUNT OF OCCUPATIONAL ACCIDENTS NOR TO ANY OTHER WORKERS'

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COMPENSATION, LABOR RIGHTS BENEFITS, OR SIMILAR BENEFITS PROVIDED BY NEWMONT TO
ITS EMPLOYEES. CONTRACTOR SHALL PAY ALL FEDERAL AND STATE INCOME TAX ON MONIES EARNED PURSUANT TO THIS AGREEMENT. It is not the intent of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, employment relationship, agency relationship, or association, or to render the parties liable as partners, co-venturers, or principals.

7. INSURANCE; INDEMNITY

A. Newmont shall provide and maintain, at Newmont's expense, directors and officers liability insurance coverage for the period of calendar year 2002, in amounts and with such coverage as it generally provides for its senior executives, providing coverage for Contractor in his capacity as director and/or officer of the Associations on which he serves at Newmont's request pursuant to this Agreement.

B. To the fullest extent permitted by the indemnification provisions of Newmont's articles of incorporation and bylaws in effect as of the Effective Date and the indemnification provisions of the corporation statute of the jurisdiction of Newmont's incorporation in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions thereof, Newmont shall (i) indemnify Contractor, as a director or officer of any Association on which he serves, at any time during calendar year 2002, at Newmont's request ("Company Positions"), against all liabilities and reasonable expenses that may be incurred by Contractor in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, because Contractor does or did hold any Company Position and against which Contractor legally may be indemnified by Newmont, and (ii) pay for or reimburse the reasonable expenses incurred by Contractor in the defense of any proceeding to which Contractor is a party because Contractor does or did hold any Company Position. The rights of Contractor under the Indemnification Provisions shall survive the expiration or termination of this Agreement. The foregoing provision shall in no way reduce or otherwise alter the insurance coverages provided for Contractor by Newmont or any of its affiliates, for periods of time prior to the Effective Date, for Contractor's activities as a director, officer, and/or employee of Newmont and/or such affiliates.

C. Contractor shall indemnify, defend, and hold harmless Newmont, its affiliates, and their respective directors, officers, employees, and agents, against and from any and all losses, claims, actions, suits (including costs and reasonable attorneys fees), and damages to the extent the same arise out of or are in any way connected with Contractor's negligence or willful misconduct. Neither Newmont nor Contractor shall be liable to the other for any loss of or damage to property resulting from or occurring in the course of the Services to the extent that reimbursement shall be made for any such loss or damage through or by reason of insurance provided for that purpose. This Section 7.C. shall survive the expiration or termination of this Agreement.

8. TERMINATION

A. Newmont may terminate this Agreement by giving written notice of termination to Contractor. Upon receipt of such notice, Contractor shall stop all work on the date specified in the notice. Subject to the provisions of Section 3, above, Newmont shall pay Contractor for Services performed and expenses incurred to the date of such termination and for all compensation which would have been due to Contractor through the end of the Term had Newmont not so terminated this Agreement.

B. Contractor may terminate this Agreement by giving written notice of termination to Newmont. Contractor shall stop all work on the date specified in the notice. Subject to the provisions of Section 3, above, Newmont shall pay Contractor for Services performed and expenses incurred to the date of such termination. Contractor waives and shall forfeit all additional compensation which would have been due to Contractor through the end of the Term had Contractor not so terminated this Agreement.

C. In the event of any termination, Newmont shall not be liable to pay any bonus, damage, or other claim asserted by Contractor for Contractor's expected profit on the incomplete portion of the Services.


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9. NO ASSIGNMENT

This Agreement is a contract for Contractor's unique services and, therefore, Contractor may not assign or subcontract this Agreement to any third party without the prior written consent of Newmont.

10. ENTIRE AGREEMENT; SEVERABILITY

This Agreement constitutes the complete and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, whether written or oral, relating to the subject matter hereof. This Agreement may not be altered or amended except by a written document executed by each party. Should any clause or provision of this Agreement be held or deemed unenforceable or illegal by any court or other final authority, the remaining clauses and provisions of this Agreement shall survive and be fully enforceable as if the unenforceable or illegal provision was never included herein.

11. FORCE MAJEURE

Neither Newmont nor Contractor shall be considered in breach of its obligations hereunder to the extent that performance or the need for performance is delayed or prevented by any circumstance beyond such party's reasonable control, including but not limited to an act of God or a public enemy, fire, flood, area-wide strike, freight embargo, or unusually severe weather; provided that the party claiming force majeure shall, within 10 days from the beginning of such event, notify the other party in writing of the fact of the event and its probable effect on performance. A force majeure event shall not be a basis for a claim for additional compensation, and each party shall bear its own costs and expenses associated with or caused by such an event. The party claiming force majeure shall take reasonable measures to mitigate the potential impact of the force majeure event on performance of obligations created by this Agreement.

12. SURVIVAL

In addition to those provisions which expressly state that they shall survive the expiration or termination of this Agreement, any other provision which, by its general terms, may be reasonably interpreted as being intended to survive, shall also survive the expiration or termination of this Agreement.

13. NOTICE

All notices and other required communications under this Agreement ("Notices") shall be in writing, and shall be sent to a party at the address set forth below such party's signature block below. A party may change its address by sending Notice to the other party of the new address. Notices shall be given: (a) by personal delivery to the other party; (b) by facsimile, with a confirmation sent by registered or certified mail, return receipt requested; (c) by registered or certified mail, return receipt requested; or (d) by express courier (e.g. DHL, Federal Express, etc.). Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of the personal delivery;
(ii) if by facsimile, on the date stated in the electronic confirmation, delivered during normal business hours (8:00 a.m. to 5:00 p.m. at recipient's location), and, if not delivered during normal business hours, on the next business day following delivery; (iii) if solely by mail, on the date of receipt as stated on the return receipt; or (iv) if by express courier, on the date signed for or rejected as reflected in the courier's delivery log.

14. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, excepting Colorado law pertaining to choice of law or conflicts of law. The parties hereby submit to the jurisdiction of the state and federal courts in the state of Colorado and agree that the state and federal courts in the state of Colorado shall be the exclusive forum for the resolution of any disputes related to, arising out of, or arising under this Agreement, whether based in tort, contract, or other legal theory.



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     This Agreement is executed as of this 25th day of May, 2002, intended to be effective, however, as of the Effective Date.

NEWMONT INTERNATIONAL SERVICES LIMITED

By:    /s/ Britt D. Banks                     /s/ Ronald C. Cambre
   ---------------------------------          ----------------------------------
Name:  Britt D. Banks                         Ronald C. Cambre
Title:  Vice President and Secretary          Tax I.D. No.:

Address for Notice Purposes:                  Address for Notice Purposes:

Newmont International Services Limited
1700 Lincoln Street - 28th Floor
Denver, Colorado  80203
Attn:  Chief Executive Officer
Fax Number:  (303) 837-6100

With a copy of Notice to:

Newmont International Services Limited
1700 Lincoln Street - 28th Floor
Denver, Colorado 80203
Attn: Legal Department
Fax Number: (303) 837-6007

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Individual - Colorado
Consulting Agreement
Version1(9/01)